Exhibit 10.1

February 8, 2016

Mr. E.C. Sykes
1019 Evergreen Farm Drive
Temple, Texas 76502

Dear E.C.:

We are pleased to offer you the position of President and Chief Executive Officer of Black Box Corporation (“Black Box” or the “Company”). Your position will be located at the Company’s headquarters in Lawrence, Pennsylvania. It is a condition of this offer that you reconfirm your commit to relocate your primary residence to the Pittsburgh, Pennsylvania area. Should you accept this offer, your annual salary as an exempt employee will be $650,000, paid in accordance with the Company’s payroll practices in effect from time-to-time. You also would be elected to our Board of Directors (the “Board”) effective with your appointment as President and Chief Executive Officer.

Your projected start date with Black Box is February 29, 2016. We note that you have already completed background checks, education verification and a drug screening.

On your start date, you will receive an award of Restricted Stock Units (“RSUs”) for 40,000 shares of the Common Stock, par value $.001, of Black Box. These units will vest, pro rata, over a three-year period beginning on the first anniversary of your start date, resulting in the issuance of shares of Common Stock net of shares withheld for taxes. This award will be under and subject to the Black Box 2008 Long-Term Incentive Plan, as amended (the “Incentive Plan”), and the standard Black Box award agreement for RSU awards. Documents related to your RSU award, including the Incentive Plan and the RSU agreement, along with the related prospectus will be provided to you under separate cover.

In addition, you are eligible to participate in annual and long-term awards under the Incentive Plan for the Company’s fiscal year ending March 31, 2017. Subject to the recommendation of the Compensation Committee of the Board, and approval by the Board, we anticipate making you a cash annual incentive award equal to 100% of your base salary, and a long-term incentive award of approximately $2.0 million. In recent years, our long-term awards covered a performance period of three years and were comprised of RSUs for 20%, stock options for 30% and performance share units for 50% of the value of the award.

You also will receive an Agreement (the “Change in Control Agreement”), a copy of which is included. The Change in Control Agreement, subject to termination for cause or voluntary termination or retirement by you, provides you with a severance benefit equal to your monthly base salary times the greater of (i) the number of months remaining until the third anniversary of your start date, or (ii) twelve. The Change in Control Agreement also contains non-compete, non-solicitation and confidentiality provisions, and provisions for compensation in the event of a change in control of the Company. Please sign, date, and return the Change in Control Agreement with your acceptance of this offer or your acceptance of this offer may be considered void. In accepting this offer, you are representing that you are not currently under a non-compete or other agreement which would prevent you from fulfilling the duties of the position being offered. To the extent that anything in this letter conflicts with the Change in Control Agreement, the Change in Control Agreement will be deemed to modify and supersede this letter. Execution of this Change in Control Agreement is a condition of your offer.

To facilitate your physical move from Texas to the Pittsburgh area, the Company will reimburse your approved relocation expenses up to a maximum of $200,000. This amount includes house hunting trips for you and your spouse, temporary living accommodations, out of pocket expenses (realtor and closing costs) for sale of your Texas area home and/or purchase of a new Pittsburgh area home, family travel, movement of normal goods with full replacement insurance and legal support. Please contact David Pasternak (David.Pasternak@BlackBox.com or 724-873-6521) to make arrangements to utilize our relocation company, Lexicon, or with any questions you have regarding relocation.

Benefits
Black Box offers a comprehensive benefits program. The benefits, their effective dates, eligibility requirements and cost sharing features are summarized in benefits documentation that will be provided to you by David Pasternak. Please contact him if you have any questions.

Exhibit 10.1

Form I-9 Employment Eligibility Verification
To be eligible for employment with Black Box, Federal law requires that you provide proof of citizenship or resident alien status by completing Form I-9, Employment Eligibility Verification. You will be required to complete Form I-9 in front of your hiring manager or a Company representative on your first day of employment.

Once we receive your acceptance of this offer, you will receive additional documents for completion by, or on, your first day of employment, including Form I-9.

We are excited about you joining our team. If you have any questions or need additional information, please do not hesitate to contact me. Welcome to Black Box!

Sincerely,
BLACK BOX CORPORATION

/s/ Thomas G. Greig

Thomas G. Greig
Chairman of the Board

If you agree and accept the terms outlined in this letter, please sign this letter and the Change in Control Agreement and email it to Ron Basso at ron.basso@blackbox .com.

I understand that nothing contained in this Employment Offer Document, or in any policies, procedures or handbooks that I might receive, is intended by the Company to create an employment contract between itself and me. I understand that no promise or guarantee is binding upon the Company unless made in writing and signed by an Officer of the Company. I understand that I have the right to terminate my employment at any time, with or without any reason, and the Company retains the identical right regarding the discontinuation of my employment.

Accepted By:

/s/ E.C. Sykes                        8-Feb-2016

E.C. Sykes     Date Signed